Exhibit 99.1

SOURAV GHOSH Chief Financial Officer (240) 744-5267	JAIME MARCUS Investor Relations (240) 744-5117 ir@hosthotels.com

Host Hotels & Resorts, Inc. Reports Results for the Second Quarter of 2026
Delivered Comparable Hotel RevPAR Growth of 7.0% and Comparable Hotel Total RevPAR Growth of 5.9%
Raises Full Year 2026 Comparable Hotel Total RevPAR and RevPAR Growth Guidance Ranges to 4.75% to 5.25%
BETHESDA, Md; August 5, 2026 – Host Hotels & Resorts, Inc. (NASDAQ: HST) (the “Company”), the nation’s largest lodging real estate investment trust (“REIT”), today announced results for the second quarter of 2026.
OPERATING RESULTS
(unaudited, in millions, except per share and hotel statistics)

	Quarter ended June 30,			Year-to-date ended June 30,
	2026	2025	Percent Change	2026	2025	Percent Change
Revenues	$1,640	$1,586	3.4%	$3,285	$3,180	3.3%
Comparable hotel revenues⁽¹⁾	1,558	1,471	5.9%	3,102	2,945	5.3%
Comparable hotel Total RevPAR⁽¹⁾	417.58	394.27	5.9%	417.89	396.95	5.3%
Comparable hotel RevPAR⁽¹⁾	251.53	235.05	7.0%	247.84	234.41	5.7%

Net income	$241	$225	7.1%	$742	$476	55.9%
EBITDAre⁽¹⁾	519	491	5.7%	1,056	999	5.7%
Adjusted EBITDAre⁽¹⁾	525	496	5.8%	1,068	1,010	5.7%

Diluted earnings per common share	$0.35	$0.32	9.4%	$1.06	$0.67	58.2%
NAREIT FFO per diluted share⁽¹⁾	0.62	0.57	8.8%	1.28	1.20	6.7%
Adjusted FFO per diluted share⁽¹⁾	0.63	0.58	8.6%	1.30	1.21	7.4%
*Additional detail on the Company’s results, including data for 24 domestic markets, is available in the Second Quarter 2026 Supplemental Financial Information on the Company’s website at www.hosthotels.com.
James F. Risoleo, President and Chief Executive Officer, said, “We are pleased to have delivered a strong second quarter underscoring the success of our capital allocation strategy, the quality of our portfolio, and the continued benefits of reinvesting in our assets. We achieved comparable hotel RevPAR growth of 7.0% for the quarter, driven by solid rate growth across the portfolio, bolstered by the World Cup and broad-based strength in leisure transient demand and group business. Comparable hotel Total RevPAR grew 5.9% year-over-year, driven by leisure transient business as well as increases in food and beverage revenues.
Risoleo continued, "We are encouraged by the durability of demand across our portfolio, as affluent consumers continue to prioritize travel and group demand remains healthy across many of our markets. As a result, we are increasing our 2026 comparable hotel Total RevPAR and RevPAR growth guidance ranges to 4.75% to 5.25% over 2025. We believe our investment-grade balance sheet, strong liquidity, and a diversified portfolio position Host to deliver long-term value, capitalize on favorable industry fundamentals, and selectively pursue growth opportunities.”

_______________________________
(1)NAREIT Funds From Operations (“FFO”) per diluted share, Adjusted FFO per diluted share, EBITDAre, Adjusted EBITDAre and comparable hotel revenues are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures. Additionally, comparable hotel results and statistics include adjustments for dispositions, acquisitions and non-comparable hotels. See Hotel Operating Data for RevPAR results of the portfolio based on the Company's ownership period without these adjustments.

HOST HOTELS & RESORTS, INC. NEWS RELEASE	August 5, 2026

HIGHLIGHTS:
•Comparable hotel Total RevPAR was $417.58 for the second quarter of 2026, an increase of 5.9% compared to the same period in 2025, driven by increases in room rates and continued growth in food and beverage spend. Growth was broad-based and improved throughout the quarter with markets both hosting and not hosting FIFA World Cup matches demonstrating solid revenue performance. Comparable hotel Total RevPAR year-to-date in 2026 was $417.89, an increase of 5.3%.
•Comparable hotel RevPAR was $251.53, an increase of 7.0%, compared to the same period in 2025, primarily due to increases in room rates, driven by strong transient leisure business, particularly at resorts and in connection with the FIFA World Cup matches, and robust group business. Comparable hotel RevPAR year-to-date in 2026 was $247.84, an increase of 5.7%.
•GAAP net income was $241 million, a 7.1% increase compared to the second quarter of 2025, reflecting GAAP operating profit margin of 17.9%, an improvement of 40 basis points compared to the second quarter of 2025, as higher room rates offset wage expense increases and a $9 million decrease in net gains on insurance settlements. Year-to-date, GAAP net income was $742 million, a 55.9% increase compared to 2025, benefitting from gains on asset sales and GAAP operating profit margin of 18.6%, an improvement of 90 basis points compared to 2025.
•Comparable hotel EBITDA was $497 million, an increase of 7.8% compared to the second quarter of 2025, reflecting a comparable hotel EBITDA margin increase of 60 basis points to 31.9% due to improvements in operations, largely driven by average room rate increases, which offset increases in wage expense, higher incentive management fees, and reductions in operating profit guarantee payments and attrition and cancellation fees over the same period in 2025. Year-to-date, comparable hotel EBITDA was $1,002 million, an increase of 7.4% compared to 2025, while comparable hotel EBITDA margin increased 60 basis points to 32.3%.
•Adjusted EBITDAre was $525 million, an increase of 5.8% compared to the second quarter of 2025. Results benefited from improved operations and comparable hotel EBITDA margins, which more than offset declines due to the sale of six hotels in 2025 and 2026. In addition, the sale of seven villas at the recently completed development adjacent to the Four Seasons Resort Orlando at Walt Disney World® Resort contributed $8 million to net income and Adjusted EBITDAre. Year-to-date Adjusted EBITDAre was $1,068 million, exceeding 2025 by 5.7%.
BALANCE SHEET
The Company maintains a robust balance sheet, with the following balances at June 30, 2026:
•Total assets of $13.3 billion.
•Debt balance of $5.1 billion, with a weighted average maturity of 4.7 years, a weighted average interest rate of 4.8%, and no maturities in 2026.
•Total available liquidity of approximately $3.6 billion, including furniture, fixtures and equipment escrow reserves of $156 million and $1.5 billion available under the revolver portion of the credit facility. The payment of the second quarter regular and special dividend on July 15 reduced the cash balance by $630 million.
DIVIDENDS
The Company paid a second quarter common stock cash dividend of $0.92 per share on July 15, 2026 to stockholders of record on June 30, 2026. The dividend included a $0.72 per share special dividend representing the distribution of the approximately $500 million taxable gain resulting from the Four Seasons sales completed in the first quarter of 2026. All future dividends, including any special dividends, are subject to approval by the Company’s Board of Directors.
HOTEL BUSINESS MIX UPDATE
The Company’s customers fall into three broad groups: transient, group and contract business, which accounted for approximately 61%, 34%, and 5%, respectively, of its full year 2025 room sales.

© Host Hotels & Resorts, Inc.	PAGE 2 OF 25

HOST HOTELS & RESORTS, INC. NEWS RELEASE	August 5, 2026

The following are the results for transient, group and contract business in comparison to 2025 performance, for the Company's current portfolio:

	Quarter ended June 30, 2026			Year-to-date ended June 30, 2026
	Transient	Group	Contract	Transient	Group	Contract
Room nights (in thousands)	1,487	1,093	215	2,773	2,199	419
Percent change in room nights vs. same period in 2025	(0.7%)	3.5%	3.4%	(0.6%)	2.1%	5.6%
Rooms revenues (in millions)	$559	$332	$48	$1,057	$688	$95
Percent change in revenues vs. same period in 2025	6.9%	7.4%	6.6%	6.2%	4.8%	8.5%
CAPITAL EXPENDITURES
The following presents the Company’s capital expenditures spend through the second quarter of 2026 and the forecast for the full year 2026 (in millions):

	Year-to-date ended June 30, 2026	2026 Full Year Forecast

	Actual	Low-end of range	High-end of range
ROI - Marriott and Hyatt Transformational Capital Programs	$73	$175	$200
All other return on investment ("ROI") projects	30	75	85
Total ROI Projects	103	250	285
Renewals and Replacements ("R&R")	138	275	315
R&R and ROI Capital expenditures	241	525	600
R&R - Property Damage Reconstruction	2	25	30
Total Capital Expenditures	$243	$550	$630

Inventory spend for condo development(1)	16	17	17
Total capital allocation	$259	$567	$647
__________
(1)Represents construction costs for the development of condominium units on a land parcel adjacent to Four Seasons Resort Orlando at Walt Disney World® Resort. Under GAAP, costs to develop units for resale are considered an operating activity on the statement of cash flows, and categorized as inventory. This spend is separate from payments for capital expenditures, which are considered investing activities.
The forecast property damage reconstruction includes estimated spend for damage caused by the Kona Low rainstorm to the Company's properties in Hawaii in March 2026. Remediation efforts are substantially complete, and the hotels remained operational with isolated instances of water damage. The Company is still evaluating the complete property and business interruption impacts of the storm, but currently estimates the total property costs to be approximately $27 million to $32 million, which includes remediation costs of approximately $2 million. The Company expects its insurance coverage to substantially cover the property damage in excess of the insurance deductible.
Under the Hyatt and Marriott Transformational Capital Programs, the Company received $5 million of operating guarantees in the second quarter of 2026 to offset expected business disruption. The Company expects to receive a total of $19 million of operating guarantees in 2026 under the two programs. The transformational renovation at the Grand Hyatt Washington was completed in the second quarter of 2026.
2026 OUTLOOK
In the first half of 2026, the Company saw strong leisure and group demand, which drove an increase in rates. Comparable hotel RevPAR for July also grew approximately 10% over 2025, with a continued boost from the FIFA World Cup games. The 2026 guidance range includes the benefits from the FIFA World Cup as well as improved

© Host Hotels & Resorts, Inc.	PAGE 3 OF 25

HOST HOTELS & RESORTS, INC. NEWS RELEASE	August 5, 2026

expectations in the second half of the year driven by leisure demand and modest improvements to short-term group booking trends. Full year operating profit margins and comparable hotel EBITDA margins are expected to increase slightly compared to 2025, as first half rate improvements offset increases in wage expense, while year-over-year comparisons are expected to moderate, primarily due to lower room rate growth expectations in the second half of the year.
In comparison to 2025, the guidance reflects a reduction in earnings due to the 2026 and 2025 dispositions. The guidance for net income and Adjusted EBITDAre also includes an estimated $16 million to $20 million net contribution from total sales expected to close at the condominium development adjacent to the Four Seasons Resort Orlando at Walt Disney World® Resort this year, and remaining sales expected to shift into 2027. Additionally, the final determination on insurance claims related to Hurricanes Helene and Milton is expected in 2026, but no additional amounts from what was received in first quarter are included in guidance.
The Company anticipates its 2026 operating results as compared to 2025 will be in the following range:

	Current Full Year 2026 Guidance	Current Full Year 2026 Guidance Change vs. 2025	Previous Full Year 2026 Guidance Change vs. 2025	Change in Full Year 2026 Guidance to the Mid-Point
Comparable hotel Total RevPAR	$391 to $392	4.75% to 5.25%	3.5% to 5.0%	75 bps
Comparable hotel RevPAR	$234 to $235	4.75% to 5.25%	3.0% to 4.5%	125 bps
Total revenues under GAAP (in millions)	$6,124 to $6,153	0.2% to 0.6%	(0.3%) to 1.1%	0 bps
Operating profit margin under GAAP	14.9% to 15.1%	90 bps to 110 bps	40 bps to 110 bps	20 bps
Comparable hotel EBITDA margin	29.6% to 29.7%	40 bps to 50 bps	20 bps to 50 bps	20 bps
Based upon the above parameters, the Company estimates its 2026 guidance as follows:

	Current Full Year 2026 Guidance	Previous Full Year 2026 Guidance	Change in Full Year 2026 Guidance to the Mid-Point
Net income (in millions)	$944 to $962	$908 to $955	$21
Adjusted EBITDAre (in millions)	$1,820 to $1,840	$1,785 to $1,835	$20
Diluted earnings per common share	$1.35 to $1.38	$1.30 to $1.37	$0.04
NAREIT FFO per diluted share	$2.11 to $2.14	$2.06 to $2.12	$0.02
Adjusted FFO per diluted share	$2.15 to $2.18	$2.10 to $2.16	$0.03
See the 2026 Forecast Schedules and the Notes to Financial Information for items that may affect forecast results and the Second Quarter 2026 Supplemental Financial Information for additional detail on the mid-point of full year 2026 guidance.
ABOUT HOST HOTELS & RESORTS
Host Hotels & Resorts, Inc. is an S&P 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 70 properties in the United States and five properties internationally totaling approximately 41,300 rooms. The Company also holds non-controlling interests in seven domestic joint ventures. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, W®, The Luxury Collection®, Hyatt®, Fairmont®, 1 Hotels®, Hilton®, Swissôtel®, ibis® and Novotel®, as well as independent brands. For additional information, please visit the Company’s website at www.hosthotels.com.
Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements include, but may not be limited to, our expectations regarding the strength of lodging demand, the continued recovery in Maui from the 2023 wildfires, and 2026 estimates with respect to our business, including our anticipated capital expenditures and financial and operating results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to, those described in the Company’s annual report on Form 10-K and other filings with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of August 5, 2026, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

© Host Hotels & Resorts, Inc.	PAGE 4 OF 25

HOST HOTELS & RESORTS, INC. NEWS RELEASE	August 5, 2026

*This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks have any responsibility or liability for any information contained in this press release.
*** Tables to Follow ***

© Host Hotels & Resorts, Inc.	PAGE 5 OF 25

HOST HOTELS & RESORTS, INC. NEWS RELEASE	August 5, 2026

Host Hotels & Resorts, Inc., herein referred to as “we,” “Host Inc.,” or the “Company,” is a self-managed and self-administered real estate investment trust that owns hotel properties. We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Hotels & Resorts, L.P. (“Host LP”), of which we are the sole general partner. When distinguishing between Host Inc. and Host LP, the primary difference is approximately 1% of the partnership interests in Host LP held by outside partners as of June 30, 2026, which are non-controlling interests in Host LP in our consolidated balance sheets and are included in net (income) loss attributable to non-controlling interests in our condensed consolidated statements of operations. Readers are encouraged to find further detail regarding our organizational structure in our annual report on Form 10-K.

2026 OPERATING RESULTS	PAGE NO.

Condensed Consolidated Balance Sheets (unaudited) June 30, 2026 and December 31, 2025	7

Condensed Consolidated Statements of Operations (unaudited) Quarter and Year-to-date ended June 30, 2026 and 2025	8

Earnings per Common Share (unaudited) Quarter and Year-to-date ended June 30, 2026 and 2025	9

Hotel Operating Data
Hotel Operating Data for Consolidated Hotels (by Location)	10

Schedule of Comparable Hotel Results	14

Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre	17

Reconciliation of Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share	18

2026 FORECAST INFORMATION

Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2026 Forecasts	19

Schedule of Comparable Hotel Results for Full Year 2026 Forecasts	21

Notes to Financial Information	22

© Host Hotels & Resorts, Inc.	PAGE 6 OF 25

HOST HOTELS & RESORTS, INC.
Condensed Consolidated Balance Sheets
(unaudited, in millions, except shares and per share amounts)

	June 30, 2026	December 31, 2025

ASSETS
Property and equipment, net	$9,639	$10,636
Right-of-use assets	560	560
Assets held for sale	—	34
Due from managers	110	39
Advances to and investments in affiliates	299	259
Furniture, fixtures and equipment replacement fund	156	167
Notes receivable	114	114
Other	422	472
Cash and cash equivalents	1,953	768
Total assets	$13,253	$13,049

LIABILITIES, NON-CONTROLLING INTERESTS AND EQUITY
Debt⁽¹⁾
Senior notes	$3,990	$3,986
Credit facility, including the term loans of $999	998	996
Mortgage and other debt	94	95
Total debt	5,082	5,077
Lease liabilities	563	563
Accounts payable and accrued expenses	736	355
Due to managers	9	76
Other	245	246
Total liabilities	6,635	6,317

Redeemable non-controlling interests - Host Hotels & Resorts, L.P.	226	171

Host Hotels & Resorts, Inc. stockholders’ equity:
Common stock, par value $0.01, 1,050 million shares authorized, 685.0 million shares and 687.8 million shares issued and outstanding, respectively	7	7
Additional paid-in capital	7,159	7,289
Accumulated other comprehensive loss	(66)	(68)
Deficit	(712)	(670)
Total equity of Host Hotels & Resorts, Inc. stockholders	6,388	6,558
Non-redeemable non-controlling interests—other consolidated partnerships	4	3
Total equity	6,392	6,561
Total liabilities, non-controlling interests and equity	$13,253	$13,049
__________
(1)Please see our Second Quarter 2026 Supplemental Financial Information for more detail on our debt balances and financial covenant ratios under our credit facility and senior notes indentures.

HOST HOTELS & RESORTS, INC.
Condensed Consolidated Statements of Operations
(unaudited, in millions, except per share amounts)

	Quarter ended June 30,		Year-to-date ended June 30,
	2026	2025	2026	2025
Revenues
Rooms	$954	$949	$1,897	$1,887
Food and beverage	484	478	1,001	981
Other	149	159	308	312
Condominium sales	53	—	79	—
Total revenues	1,640	1,586	3,285	3,180
Expenses
Rooms	231	233	455	458
Food and beverage	311	313	638	636
Other departmental and support expenses	371	375	744	739
Management fees	74	70	141	139
Other property-level expenses	94	107	197	218
Depreciation and amortization	193	195	383	391
Cost of goods sold	44	—	65	—
Corporate and other expenses⁽¹⁾	29	25	57	56
Net gain on insurance settlements	—	(9)	(7)	(19)
Total operating costs and expenses	1,347	1,309	2,673	2,618
Operating profit	293	277	612	562
Interest income	18	7	30	15
Interest expense	(58)	(58)	(117)	(115)
Other gains (losses)	(1)	22	241	26
Equity in earnings of affiliates	7	4	11	14
Income before income taxes	259	252	777	502
Provision for income taxes	(18)	(27)	(35)	(26)
Net income	241	225	742	476
Less: Net income attributable to non-controlling interests	(4)	(4)	(11)	(7)
Net income attributable to Host Inc.	$237	$221	$731	$469
Basic earnings per common share	$0.35	$0.32	$1.07	$0.68
Diluted earnings per common share	$0.35	$0.32	$1.06	$0.67
___________
(1)Corporate and other expenses include the following items:

	Quarter ended June 30,		Year-to-date ended June 30,
	2026	2025	2026	2025
General and administrative costs	$23	$20	$45	$45
Non-cash stock-based compensation expense	6	5	12	11
Total	$29	$25	$57	$56

HOST HOTELS & RESORTS, INC.
Earnings per Common Share
(unaudited, in millions, except per share amounts)

	Quarter ended June 30,		Year-to-date ended June 30,
	2026	2025	2026	2025
Net income	$241	$225	$742	$476
Less: Net income attributable to non-controlling interests	(4)	(4)	(11)	(7)
Net income attributable to Host Inc.	$237	$221	$731	$469

Basic weighted average shares outstanding	684.9	692.5	686.2	695.2
Assuming distribution of common shares granted under the comprehensive stock plans, less shares assumed purchased at market	2.1	1.4	1.9	1.5
Diluted weighted average shares outstanding⁽¹⁾	687.0	693.9	688.1	696.7
Basic earnings per common share	$0.35	$0.32	$1.07	$0.68
Diluted earnings per common share	$0.35	$0.32	$1.06	$0.67
___________
(1)Dilutive securities may include shares granted under comprehensive stock plans, preferred operating partnership units (“OP Units”) held by non-controlling limited partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP Units. No effect is shown for any securities that were anti-dilutive for the period.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels

Comparable Hotel Results by Location(1)

	As of June 30, 2026		Quarter ended June 30, 2026				Quarter ended June 30, 2025
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Miami	2	1,038	$616.76	74.9%	$461.81	$793.41	$539.89	75.7%	$408.45	$732.84	13.1%	8.3%
Maui	3	1,580	638.22	78.7%	502.56	799.78	626.40	70.6%	442.40	723.40	13.6%	10.6%
Jacksonville	1	446	630.70	81.3%	512.97	1,115.48	591.43	83.3%	492.44	1,100.34	4.2%	1.4%
Florida Gulf Coast	4	1,529	514.48	70.7%	363.86	793.99	471.48	71.2%	335.60	755.64	8.4%	5.1%
Oahu	2	876	495.33	81.3%	402.80	679.39	483.12	83.1%	401.38	608.74	0.4%	11.6%
Phoenix	3	1,565	403.93	68.8%	277.92	660.16	374.07	71.6%	267.76	659.33	3.8%	0.1%
New York	3	2,720	437.16	89.2%	389.80	572.39	409.04	89.7%	366.84	542.26	6.3%	5.6%
Nashville	2	721	381.10	84.3%	321.34	540.78	359.88	84.2%	303.14	507.51	6.0%	6.6%
Los Angeles/Orange County	3	1,067	327.75	76.8%	251.76	381.15	300.14	78.6%	235.89	361.04	6.7%	5.6%
San Diego	3	3,294	310.67	78.0%	242.20	447.47	302.46	78.9%	238.56	448.16	1.5%	(0.2%)
Washington, D.C. (CBD)	4	2,788	336.12	77.3%	259.86	377.17	332.88	67.0%	223.12	313.23	16.5%	20.4%
San Francisco/San Jose	6	4,162	264.77	73.4%	194.22	279.47	244.24	72.4%	176.83	266.41	9.8%	4.9%
Boston	2	1,496	349.78	79.4%	277.73	354.77	329.47	82.3%	271.06	337.00	2.5%	5.3%
Northern Virginia	2	916	291.01	75.8%	220.55	337.27	280.77	67.8%	190.41	297.05	15.8%	13.5%
Philadelphia	2	810	283.74	83.3%	236.29	355.28	256.55	85.5%	219.35	325.22	7.7%	9.2%
Orlando	1	2,004	243.69	67.7%	164.97	423.75	235.65	72.3%	170.30	424.67	(3.1%)	(0.2%)
Austin	2	769	246.75	69.8%	172.16	329.71	228.65	48.7%	111.26	214.94	54.7%	53.4%
Chicago	3	1,562	286.67	83.7%	239.87	340.59	271.79	78.9%	214.31	303.52	11.9%	12.2%
Houston	4	1,710	220.55	68.3%	150.69	204.83	211.13	69.2%	146.16	199.15	3.1%	2.9%
Atlanta	2	810	229.73	71.3%	163.81	276.00	217.16	68.3%	148.32	258.74	10.4%	6.7%
San Antonio	2	1,512	228.58	65.9%	150.73	231.44	231.54	61.1%	141.42	222.13	6.6%	4.2%
Seattle	2	1,315	259.80	72.6%	188.68	258.45	249.43	77.6%	193.66	268.21	(2.6%)	(3.6%)
New Orleans	1	1,333	195.91	63.3%	123.98	205.21	201.72	66.0%	133.12	217.44	(6.9%)	(5.6%)
Denver	3	1,342	211.99	68.6%	145.45	219.33	209.77	71.2%	149.35	231.44	(2.6%)	(5.2%)
Other	7	2,110	295.45	74.3%	219.48	332.71	275.92	75.7%	208.76	317.32	5.1%	4.9%
Domestic	69	39,475	339.81	75.2%	255.42	425.08	321.66	74.2%	238.66	401.41	7.0%	5.9%

International	5	1,499	219.64	67.8%	149.01	219.29	198.72	70.5%	140.01	205.53	6.4%	6.7%
All Locations	74	40,974	$335.83	74.9%	$251.53	$417.58	$317.39	74.1%	$235.05	$394.27	7.0%	5.9%
___________
(1)See the Notes to Financial Information for a discussion of comparable hotel operating statistics. CBD of a location refers to the central business district. Hotel RevPAR is calculated as room revenues divided by the available room nights. Hotel Total RevPAR is calculated by dividing the sum of rooms, food and beverage and other revenues by the available room nights.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels (cont.)

Comparable Hotel Results by Location(1)

	As of June 30, 2026		Year-to-date ended June 30, 2026				Year-to-date ended June 30, 2025
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Miami	2	1,038	$673.81	81.0%	$545.85	$930.88	$599.00	79.8%	$478.27	$826.47	14.1%	12.6%
Maui	3	1,580	653.02	78.4%	511.68	800.33	655.80	72.8%	477.53	755.82	7.2%	5.9%
Jacksonville	1	446	600.19	77.3%	464.05	1,053.06	561.58	75.7%	425.07	965.27	9.2%	9.1%
Florida Gulf Coast	4	1,529	608.76	74.9%	456.15	975.21	559.53	76.3%	427.18	928.82	6.8%	5.0%
Oahu	2	876	495.30	79.0%	391.44	625.92	483.39	83.4%	403.28	617.09	(2.9%)	1.4%
Phoenix	3	1,565	472.02	75.9%	358.47	790.62	441.07	76.4%	337.14	774.12	6.3%	2.1%
New York	3	2,720	393.13	84.8%	333.54	495.64	371.30	84.4%	313.21	462.74	6.5%	7.1%
Nashville	2	721	361.24	80.5%	290.86	493.61	342.91	82.3%	282.25	479.52	3.0%	2.9%
Los Angeles/Orange County	3	1,067	321.24	77.7%	249.55	373.11	305.62	78.9%	241.11	364.68	3.5%	2.3%
San Diego	3	3,294	311.73	76.5%	238.61	455.25	302.22	75.8%	229.13	440.88	4.1%	3.3%
Washington, D.C. (CBD)	4	2,788	321.87	70.1%	225.77	334.66	333.15	67.1%	223.51	320.88	1.0%	4.3%
San Francisco/San Jose	6	4,162	303.55	71.5%	216.93	312.99	270.28	68.0%	183.90	276.02	18.0%	13.4%
Boston	2	1,496	303.85	69.5%	211.11	290.06	288.08	73.6%	212.12	280.32	(0.5%)	3.5%
Northern Virginia	2	916	280.37	72.5%	203.24	312.46	276.19	66.6%	184.04	293.21	10.4%	6.6%
Philadelphia	2	810	255.68	79.3%	202.83	306.03	238.28	81.1%	193.36	293.01	4.9%	4.4%
Orlando	1	2,004	256.74	71.9%	184.70	465.92	248.19	73.6%	182.65	456.29	1.1%	2.1%
Austin	2	769	258.69	68.7%	177.67	330.14	250.94	58.0%	145.46	269.61	22.1%	22.4%
Chicago	3	1,562	246.91	67.8%	167.52	243.35	237.69	66.0%	156.86	226.03	6.8%	7.7%
Houston	4	1,710	225.00	71.5%	160.92	220.30	215.87	71.8%	154.89	216.34	3.9%	1.8%
Atlanta	2	810	226.33	69.8%	158.01	274.07	219.91	67.8%	149.07	257.84	6.0%	6.3%
San Antonio	2	1,512	235.02	65.5%	153.94	248.65	230.63	63.7%	146.88	237.17	4.8%	4.8%
Seattle	2	1,315	238.46	64.0%	152.70	212.26	234.08	66.2%	155.07	214.18	(1.5%)	(0.9%)
New Orleans	1	1,333	200.17	63.7%	127.41	212.03	229.88	68.7%	157.87	247.55	(19.3%)	(14.3%)
Denver	3	1,342	201.44	62.0%	124.95	193.16	198.40	63.4%	125.86	195.77	(0.7%)	(1.3%)
Other	7	2,110	301.03	70.5%	212.29	316.30	288.63	70.1%	202.27	304.37	5.0%	3.9%
Domestic	69	39,475	345.75	72.9%	252.14	426.41	330.33	72.2%	238.66	405.47	5.6%	5.2%

International	5	1,499	209.22	64.3%	134.59	192.47	186.40	65.7%	122.54	171.41	9.8%	12.3%
All Locations	74	40,974	$341.33	72.6%	$247.84	$417.89	$325.53	72.0%	$234.41	$396.95	5.7%	5.3%
___________
(1)See the Notes to Financial Information for a discussion of comparable hotel operating statistics. CBD of a location refers to the central business district. Hotel RevPAR is calculated as room revenues divided by the available room nights. Hotel Total RevPAR is calculated by dividing the sum of rooms, food and beverage and other revenues by the available room nights.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels (cont.)

Results by Location - actual, based on ownership period(1)

	As of June 30,
	2026	2025	Quarter ended June 30, 2026				Quarter ended June 30, 2025
Location	No. of Properties	No. of Properties	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Miami	2	2	$616.76	74.9%	$461.81	$793.41	$539.89	75.7%	$408.45	$732.84	13.1%	8.3%
Maui	3	3	638.22	78.7%	502.56	799.78	626.40	70.6%	442.40	723.40	13.6%	10.6%
Jacksonville	1	1	630.70	81.3%	512.97	1,115.48	591.43	83.3%	492.44	1,100.34	4.2%	1.4%
Florida Gulf Coast	5	5	506.96	72.8%	369.21	794.19	463.61	70.4%	326.40	709.67	13.1%	11.9%
Oahu	2	2	495.33	81.3%	402.80	679.39	483.12	83.1%	401.38	608.74	0.4%	11.6%
Phoenix	3	3	403.93	68.8%	277.92	660.16	374.07	71.6%	267.76	659.33	3.8%	0.1%
New York	3	3	437.16	89.2%	389.80	572.39	409.04	89.7%	366.84	542.26	6.3%	5.6%
Nashville	2	2	381.10	84.3%	321.34	540.78	359.88	84.2%	303.14	507.51	6.0%	6.6%
Los Angeles/Orange County	3	3	327.75	76.8%	251.76	381.15	300.14	78.6%	235.89	361.04	6.7%	5.6%
San Diego	3	3	310.67	78.0%	242.20	447.47	302.46	78.9%	238.56	448.16	1.5%	(0.2%)
Washington, D.C. (CBD)	4	5	336.12	77.3%	259.86	377.17	331.57	69.4%	230.04	319.10	13.0%	18.2%
San Francisco/San Jose	6	6	264.77	73.4%	194.22	279.47	244.24	72.4%	176.83	266.41	9.8%	4.9%
Boston	2	2	349.78	79.4%	277.73	354.77	329.47	82.3%	271.06	337.00	2.5%	5.3%
Northern Virginia	2	2	291.01	75.8%	220.55	337.27	280.77	67.8%	190.41	297.05	15.8%	13.5%
Philadelphia	2	2	283.74	83.3%	236.29	355.28	256.55	85.5%	219.35	325.22	7.7%	9.2%
Orlando	1	2	243.69	67.7%	164.97	423.75	400.73	71.1%	285.05	592.11	(42.1%)	(28.4%)
Austin	2	2	246.75	69.8%	172.16	329.71	228.65	48.7%	111.26	214.94	54.7%	53.4%
Chicago	3	3	286.67	83.7%	239.87	340.59	271.79	78.9%	214.31	303.52	11.9%	12.2%
Houston	4	5	220.55	68.3%	150.69	204.83	223.43	66.8%	149.18	207.36	1.0%	(1.2%)
Atlanta	2	2	229.73	71.3%	163.81	276.00	217.16	68.3%	148.32	258.74	10.4%	6.7%
San Antonio	2	2	228.58	65.9%	150.73	231.44	231.54	61.1%	141.42	222.13	6.6%	4.2%
Seattle	2	2	259.80	72.6%	188.68	258.45	249.43	77.6%	193.66	268.21	(2.6%)	(3.6%)
New Orleans	1	1	195.91	63.3%	123.98	205.21	201.72	66.0%	133.12	217.44	(6.9%)	(5.6%)
Denver	3	3	211.99	68.6%	145.45	219.33	209.77	71.2%	149.35	231.44	(2.6%)	(5.2%)
Other	7	9	280.14	71.9%	201.47	304.38	281.32	71.4%	200.88	307.38	0.3%	(1.0%)
Domestic	70	75	339.95	75.1%	255.21	425.78	330.65	73.7%	243.80	408.52	4.7%	4.2%

International	5	5	219.64	67.8%	149.01	219.29	198.72	70.5%	140.01	205.53	6.4%	6.7%
All Locations	75	80	$336.03	74.8%	$251.39	$418.38	$326.28	73.6%	$240.22	$401.52	4.7%	4.2%
___________
(1)Represents the results of the portfolio for the time period of our ownership, including the results of non-comparable properties, dispositions through their date of disposal and acquisitions beginning as of the date of acquisition.

HOST HOTELS & RESORTS, INC.
Hotel Operating Data for Consolidated Hotels (cont.)

Results by Location - actual, based on ownership period(1)

	As of June 30,
	2026	2025	Year-to-date ended June 30, 2026				Year-to-date ended June 30, 2025
Location	No. of Properties	No. of Properties	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Miami	2	2	$673.81	81.0%	$545.85	$930.88	$599.00	79.8%	$478.27	$826.47	14.1%	12.6%
Maui	3	3	653.02	78.4%	511.68	800.33	655.80	72.8%	477.53	755.82	7.2%	5.9%
Jacksonville	1	1	600.19	77.3%	464.05	1,053.06	561.58	75.7%	425.07	965.27	9.2%	9.1%
Florida Gulf Coast	5	5	585.81	75.7%	443.69	938.69	543.85	69.9%	380.32	811.16	16.7%	15.7%
Oahu	2	2	495.30	79.0%	391.44	625.92	483.39	83.4%	403.28	617.09	(2.9%)	1.4%
Phoenix	3	3	472.02	75.9%	358.47	790.62	441.07	76.4%	337.14	774.12	6.3%	2.1%
New York	3	3	393.13	84.8%	333.54	495.64	371.30	84.4%	313.21	462.74	6.5%	7.1%
Nashville	2	2	361.24	80.5%	290.86	493.61	342.91	82.3%	282.25	479.52	3.0%	2.9%
Los Angeles/Orange County	3	3	321.24	77.7%	249.55	373.11	305.62	78.9%	241.11	364.68	3.5%	2.3%
San Diego	3	3	311.73	76.5%	238.61	455.25	302.22	75.8%	229.13	440.88	4.1%	3.3%
Washington, D.C. (CBD)	4	5	321.87	70.1%	225.77	334.66	329.87	68.7%	226.66	320.93	(0.4%)	4.3%
San Francisco/San Jose	6	6	303.55	71.5%	216.93	312.99	270.28	68.0%	183.90	276.02	18.0%	13.4%
Boston	2	2	303.85	69.5%	211.11	290.06	288.08	73.6%	212.12	280.32	(0.5%)	3.5%
Northern Virginia	2	2	280.37	72.5%	203.24	312.46	276.19	66.6%	184.04	293.21	10.4%	6.6%
Philadelphia	2	2	255.68	79.3%	202.83	306.03	238.28	81.1%	193.36	293.01	4.9%	4.4%
Orlando	1	2	304.74	71.3%	217.21	514.18	418.44	72.2%	302.25	625.94	(28.1%)	(17.9%)
Austin	2	2	258.69	68.7%	177.67	330.14	250.94	58.0%	145.46	269.61	22.1%	22.4%
Chicago	3	3	246.91	67.8%	167.52	243.35	237.69	66.0%	156.86	226.03	6.8%	7.7%
Houston	4	5	225.11	71.3%	160.51	219.86	227.88	69.2%	157.76	222.95	1.7%	(1.4%)
Atlanta	2	2	226.33	69.8%	158.01	274.07	219.91	67.8%	149.07	257.84	6.0%	6.3%
San Antonio	2	2	235.02	65.5%	153.94	248.65	230.63	63.7%	146.88	237.17	4.8%	4.8%
Seattle	2	2	238.46	64.0%	152.70	212.26	234.08	66.2%	155.07	214.18	(1.5%)	(0.9%)
New Orleans	1	1	200.17	63.7%	127.41	212.03	229.88	68.7%	157.87	247.55	(19.3%)	(14.3%)
Denver	3	3	201.44	62.0%	124.95	193.16	198.40	63.4%	125.86	195.77	(0.7%)	(1.3%)
Other	7	9	316.92	67.6%	214.14	325.12	322.83	66.0%	213.23	329.30	0.4%	(1.3%)
Domestic	70	75	349.97	72.7%	254.52	431.50	341.42	71.5%	244.24	412.86	4.2%	4.5%

International	5	5	209.22	64.3%	134.59	192.47	186.40	65.7%	122.54	171.41	9.8%	12.3%
All Locations	75	80	$345.49	72.4%	$250.23	$422.97	$336.49	71.3%	$240.04	$404.56	4.2%	4.6%
___________
(1)Represents the results of the portfolio for the time period of our ownership, including the results of non-comparable properties, dispositions through their date of disposal and acquisitions beginning as of the date of acquisition.

HOST HOTELS & RESORTS, INC.
Schedule of Comparable Hotel Results (1)
(unaudited, in millions, except hotel statistics)

	Quarter ended June 30,		Year-to-date ended June 30,
	2026	2025	2026	2025
Number of hotels	74	74	74	74
Number of rooms	40,974	40,974	40,974	40,974
Change in comparable hotel Total RevPAR	5.9%	—	5.3%	—
Change in comparable hotel RevPAR	7.0%	—	5.7%	—
Operating profit margin⁽²⁾	17.9%	17.5%	18.6%	17.7%
Comparable hotel EBITDA margin⁽²⁾	31.9%	31.3%	32.3%	31.7%
Food and beverage profit margin⁽²⁾	35.7%	34.5%	36.3%	35.2%
Comparable hotel food and beverage profit margin⁽²⁾	35.5%	35.2%	36.4%	35.8%

Net income	$241	$225	$742	$476
Depreciation and amortization	193	195	383	391
Interest expense	58	58	117	115
Provision for income taxes	18	27	35	26
Gain on sale of property and corporate level income/expense	5	(8)	(225)	1
Property transaction adjustments⁽³⁾	—	(24)	(11)	(58)
Non-comparable hotel results, net⁽⁴⁾	(10)	(12)	(27)	(18)
Condominium sales (5)	(8)	—	(12)	—
Comparable hotel EBITDA⁽¹⁾	$497	$461	$1,002	$933
___________
(1)See the Notes to Financial Information for a discussion of comparable hotel results, which are non-GAAP measures, and the limitations on their use. For additional information on comparable hotel EBITDA by location, see the Second Quarter 2026 Supplemental Financial Information posted on our website.
(2)Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP profit margins are calculated using amounts presented in the unaudited condensed consolidated statements of operations. Comparable hotel margins are calculated using amounts presented in the following tables, which include reconciliations to the applicable GAAP results:

HOST HOTELS & RESORTS, INC.
Schedule of Comparable Hotel Results (1) (cont.)
(unaudited, in millions, except hotel statistics

	Quarter ended June 30, 2026						Quarter ended June 30, 2025
		Adjustments						Adjustments
	GAAP Results	Property transaction adjustments ⁽³⁾	Non-comparable hotel results, net ⁽⁴⁾	Condominium sales (5)	Depreciation and corporate level items	Comparable hotel Results	GAAP Results	Property transaction adjustments (3)	Non-comparable hotel results, net ⁽⁴⁾	Depreciation and corporate level items	Comparable hotel Results
Revenues
Room	$954	$(2)	$(13)	$—	$—	$939	$949	$(62)	$(10)	$—	$877
Food and beverage	484	(1)	(9)	—	—	474	478	(25)	(5)	—	448
Other	149	—	(4)	—	—	145	159	(12)	(1)	—	146
Condominium sales	53	—	—	(53)	—	—	—	—	—	—	—
Total revenues	1,640	(3)	(26)	(53)	—	1,558	1,586	(99)	(16)	—	1,471
Expenses
Room	231	(1)	(3)	—	—	227	233	(14)	(2)	—	217
Food and beverage	311	(1)	(4)	—	—	306	313	(20)	(3)	—	290
Other	539	(1)	(9)	(1)	—	528	552	(41)	(8)	—	503
Depreciation and amortization	193	—	—	—	(193)	—	195	—	—	(195)	—
Cost of goods sold	44	—	—	(44)	—	—	—	—	—	—	—
Corporate and other expenses	29	—	—	—	(29)	—	25	—	—	(25)	—
Net gain on insurance settlements	—	—	—	—	—	—	(9)	—	9	—	—
Total expenses	1,347	(3)	(16)	(45)	(222)	1,061	1,309	(75)	(4)	(220)	1,010
Operating Profit - Comparable hotel EBITDA	$293	$—	$(10)	$(8)	$222	$497	$277	$(24)	$(12)	$220	$461

HOST HOTELS & RESORTS, INC.
Schedule of Comparable Hotel Results (1) (cont.)
(unaudited, in millions, except hotel statistics)

	Year-to-date ended June 30, 2026						Year-to-date ended June 30, 2025
		Adjustments						Adjustments
	GAAP Results	Property transaction adjustments ⁽³⁾	Non-comparable hotel results, net ⁽⁴⁾	Condominium sales (5)	Depreciation and corporate level items	Comparable hotel Results	GAAP Results	Property transaction adjustments (3)	Non-comparable hotel results, net ⁽⁴⁾	Depreciation and corporate level items	Comparable hotel Results
Revenues
Room	$1,897	$(32)	$(25)	$—	$—	$1,840	$1,887	$(135)	$(13)	$—	$1,739
Food and beverage	1,001	(16)	(16)	—	—	969	981	(56)	(5)	—	920
Other	308	(7)	(8)	—	—	293	312	(25)	(1)	—	286
Condominium sales	79	—	—	(79)	—	—	—	—	—	—	—
Total revenues	3,285	(55)	(49)	(79)	—	3,102	3,180	(216)	(19)	—	2,945
Expenses
Room	455	(7)	(5)	—	—	443	458	(28)	(3)	—	427
Food and beverage	638	(12)	(9)	—	—	617	636	(42)	(4)	—	590
Other	1,082	(25)	(15)	(2)	—	1,040	1,096	(88)	(13)	—	995
Depreciation and amortization	383	—	—	—	(383)	—	391	—	—	(391)	—
Cost of goods sold	65	—	—	(65)	—	—	—	—	—	—	—
Corporate and other expenses	57	—	—	—	(57)	—	56	—	—	(56)	—
Net gain on insurance settlements	(7)	—	7	—	—	—	(19)	—	19	—	—
Total expenses	2,673	(44)	(22)	(67)	(440)	2,100	2,618	(158)	(1)	(447)	2,012
Operating Profit - Comparable hotel EBITDA	$612	$(11)	$(27)	$(12)	$440	$1,002	$562	$(58)	$(18)	$447	$933

(3)Property transaction adjustments represent the following items: (i) the elimination of results of operations of hotels sold or held-for-sale as of the reporting date, which operations are included in our unaudited condensed consolidated statements of operations as continuing operations, and (ii) the addition of results for periods prior to our ownership for hotels acquired as of the reporting date.
(4)Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels, which operations are included in our unaudited condensed consolidated statements of operations as continuing operations, and (ii) gains on business interruption proceeds covering lost revenues while the property was considered non-comparable.
(5)Includes revenues and costs, including marketing and administrative expenses of approximately $1 million and $2 million for the quarter and year-to-date 2026, respectively, related to the development and sale of condominium units adjacent to the Four Seasons Resort Orlando at Walt Disney World® Resort.

HOST HOTELS & RESORTS, INC.
Reconciliation of Net Income to
EBITDA, EBITDAre and Adjusted EBITDAre (1)
(unaudited, in millions)

	Quarter ended June 30,		Year-to-date ended June 30,
	2026	2025	2026	2025
Net income⁽²⁾	$241	$225	$742	$476
Interest expense	58	58	117	115
Depreciation and amortization	189	195	379	391
Income taxes	18	27	35	26
EBITDA⁽²⁾	506	505	1,273	1,008
(Gain) loss on dispositions⁽³⁾	1	(21)	(241)	(21)
Non-cash impairment expense	4	—	4	—
Equity investment adjustments:
Equity in earnings of affiliates	(7)	(4)	(11)	(14)
Pro rata EBITDAre of equity investments⁽⁴⁾	15	11	31	26
EBITDAre⁽²⁾	519	491	1,056	999
Adjustments to EBITDAre:
Non-cash stock-based compensation expense	6	5	12	11
Adjusted EBITDAre⁽²⁾	$525	$496	$1,068	$1,010
___________
(1)See the Notes to Financial Information for discussion of non-GAAP measures.
(2)Net income, EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO for the year-to-date ended June 30, 2025 include a gain of $4 million from the sale of land adjacent to The Phoenician hotel.
(3)Reflects the sale of four hotels in 2026, including the sale of the Sheraton Parsippany Hotel in the second quarter, and one hotel in 2025.
(4)Unrealized gains of our unconsolidated investments are not recognized in our EBITDAre, Adjusted EBITDAre, NAREIT FFO or Adjusted FFO until they have been realized by the unconsolidated partnership.

HOST HOTELS & RESORTS, INC.
Reconciliation of Diluted Earnings per Common Share to
NAREIT and Adjusted Funds From Operations per Diluted Share (1)
(unaudited, in millions, except per share amounts)

	Quarter ended June 30,		Year-to-date ended June 30,
	2026	2025	2026	2025
Net income⁽²⁾	$241	$225	$742	$476
Less: Net income attributable to non-controlling interests	(4)	(4)	(11)	(7)
Net income attributable to Host Inc.	237	221	731	469
Adjustments:
(Gain) loss on dispositions⁽³⁾	1	(21)	(241)	(21)
Tax on dispositions	—	—	5	—
Depreciation and amortization	189	195	378	390
Non-cash impairment expense	4	—	4	—
Equity investment adjustments:
Equity in earnings of affiliates	(7)	(4)	(11)	(14)
Pro rata FFO of equity investments⁽⁴⁾	8	6	19	16
Consolidated partnership adjustments:
FFO adjustment for non-controlling interests of Host L.P.	(3)	(2)	(2)	(5)
NAREIT FFO⁽²⁾	429	395	883	835
Adjustments to NAREIT FFO:
Non-cash stock-based compensation expense	6	5	12	11
Adjusted FFO⁽²⁾	$435	$400	$895	$846

For calculation on a per share basis:⁽⁵⁾

Diluted weighted average shares outstanding - EPS, NAREIT FFO and Adjusted FFO	687.0	693.9	688.1	696.7
Diluted earnings per common share	$0.35	$0.32	$1.06	$0.67
NAREIT FFO per diluted share	$0.62	$0.57	$1.28	$1.20
Adjusted FFO per diluted share	$0.63	$0.58	$1.30	$1.21
___________
(1-4)Refer to the corresponding footnote on the Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre.
(5)Diluted earnings per common share, NAREIT FFO per diluted share and Adjusted FFO per diluted share are adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, preferred OP units held by non-controlling limited partners and other non-controlling interests that have the option to convert their limited partner interests to common OP units. No effect is shown for securities if they are anti-dilutive.

HOST HOTELS & RESORTS, INC.
Reconciliation of Net Income to
EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to
NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2026 Forecasts (1)
(unaudited, in millions)

	Full Year 2026
	Low-end of range	High-end of range
Net income	$944	$962
Interest expense	241	241
Depreciation and amortization	753	753
Income taxes	52	54
EBITDA	1,990	2,010
Gain on dispositions	(241)	(241)
Non-cash impairment expense	4	4
Equity investment adjustments:
Equity in earnings of affiliates	(20)	(21)
Pro rata EBITDAre of equity investments	61	62
EBITDAre	1,794	1,814
Adjustments to EBITDAre:
Non-cash stock-based compensation expense	26	26
Adjusted EBITDAre	$1,820	$1,840

	Full Year 2026
	Low-end of range	High-end of range
Net income	$944	$962
Less: Net income attributable to non-controlling interests	(14)	(14)
Net income attributable to Host Inc.	930	948
Adjustments:
Gain on dispositions	(241)	(241)
Tax on dispositions	5	5
Depreciation and amortization	752	752
Non-cash impairment expense	4	4
Equity investment adjustments:
Equity in earnings of affiliates	(20)	(21)
Pro rata FFO of equity investments	32	33
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnerships	(1)	(1)
FFO adjustment for non-controlling interests of Host LP	(7)	(7)
NAREIT FFO	1,454	1,472
Adjustments to NAREIT FFO:
Non-cash stock-based compensation expense	26	26
Adjusted FFO	$1,480	$1,498

Diluted weighted average shares outstanding - EPS, NAREIT FFO and Adjusted FFO	688.6	688.6
Diluted earnings per common share	$1.35	$1.38
NAREIT FFO per diluted share	$2.11	$2.14
Adjusted FFO per diluted share	$2.15	$2.18
_______________
(1)The Forecasts are based on the below assumptions:
•Comparable hotel RevPAR will increase 4.75% to 5.25% compared to 2025 for the low and high end of the forecast range. This forecast assumes a continued recovery at our Maui properties from the 2023 wildfires, however the timing of Maui's full recovery remains uncertain.
•Comparable hotel EBITDA margins will increase 40 basis points to 50 basis points compared to 2025 for the low and high end of the forecast comparable hotel RevPAR range, respectively.
•We expect to spend approximately $550 million to $630 million on capital expenditures.
•Assumes no additional dispositions and no acquisitions during the year.

HOST HOTELS & RESORTS, INC.
Reconciliation of Net Income to
EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to
NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2026 Forecasts (1) (cont.)
(unaudited, in millions)

•This forecast makes no assumptions on the use of the remaining proceeds from the February 2026 Four Seasons sale following the second quarter special dividend and first quarter stock repurchases. We will weigh potential cash uses which may include, subject to market conditions, acquisitions, other investments in our portfolio, continued common stock repurchases or increased dividends, which dividends could be in excess of taxable income. Any additional special dividend will be subject to approval by Host Inc.’s Board of Directors.
•Assumes an approximate $16 million to $20 million contribution to net income and Adjusted EBITDAre from the sale of condominium units.
•Includes $7 million of gain from business interruption proceeds related to hurricane claims already received in 2026, but assumes no further business interruption proceeds during the year.
For a discussion of items that may affect forecast results, see the Notes to Financial Information.

HOST HOTELS & RESORTS, INC.
Schedule of Comparable Hotel Results for Full Year 2026 Forecasts (1)(2)
(unaudited, in millions)

	Full Year 2026
	Low-end of range	High-end of range
Operating profit margin(3)	14.9%	15.1%
Comparable hotel EBITDA margin(3)	29.6%	29.7%

Net income	$944	$962
Depreciation and amortization	757	757
Interest expense	241	241
Provision for income taxes	52	54
Gain on sale of property and corporate level income/expense	(199)	(200)
Property transaction adjustments(4)	(11)	(11)
Non-comparable hotel results, net(5)	(36)	(36)
Condominium sales (6)	(16)	(20)
Comparable hotel EBITDA(1)	$1,732	$1,747
___________
(1)See "Reconciliation of Net Income to EBITDA, EBITDAre and Adjusted EBITDAre and Diluted Earnings per Common Share to NAREIT and Adjusted Funds From Operations per Diluted Share for Full Year 2026 Forecasts" for other forecast assumptions.
(2)Forecast comparable hotel results include 74 hotels (of our 75 hotels owned at June 30, 2026) that we have assumed will be classified as comparable as of December 31, 2026. See footnote (5) for details on our non-comparable hotel results.
(3)Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP profit margins are calculated using amounts presented in the unaudited condensed consolidated statements of operations. Comparable hotel margins are calculated using amounts presented in the following tables, which include reconciliations to the applicable GAAP results:

	Low-end of range						High-end of range
		Adjustments						Adjustments
	GAAP Results	Property transaction adjustments	Non-comparable hotel results, net	Condo-minium sales	Depreciation and corporate level items	Comparable hotel Results	GAAP Results	Property transaction adjustments	Non-comparable hotel results, net	Condo-minium sales	Depreciation and corporate level items	Comparable hotel Results
Revenues
Rooms	$3,575	$(32)	$(40)	$—	$—	$3,503	$3,592	$(32)	$(40)	$—	$—	$3,520
Food and beverage	1,827	(16)	(29)	—	—	1,782	1,833	(16)	(29)	—	—	1,788
Other	722	(7)	(14)	(139)	—	562	728	(7)	(14)	(143)	—	564
Total revenues	6,124	(55)	(83)	(139)	—	5,847	6,153	(55)	(83)	(143)	—	5,872
Expenses
Hotel expenses	4,219	(44)	(54)	(6)	—	4,115	4,229	(44)	(54)	(6)	—	4,125
Depreciation and amortization	757	—	—	—	(757)	—	757	—	—	—	(757)	—
Cost of goods sold	117	—	—	(117)	—	—	117	—	—	(117)	—	—
Corporate and other expenses	126	—	—	—	(126)	—	126	—	—	—	(126)	—
Net gain on insurance settlements	(7)	—	7	—	—	—	(7)	—	7	—	—	—
Total expenses	5,212	(44)	(47)	(123)	(883)	4,115	5,222	(44)	(47)	(123)	(883)	4,125
Operating Profit - Comparable hotel EBITDA	$912	$(11)	$(36)	$(16)	$883	$1,732	$931	$(11)	$(36)	$(20)	$883	$1,747

(4)Property transaction adjustments represent the following items: (i) the elimination of results of operations of hotels sold or held-for-sale as of the reporting date, which operations are included in our unaudited condensed consolidated statements of operations as continuing operations, and (ii) the addition of results for periods prior to our ownership for hotels acquired as of the reporting date. Forecast data also eliminates results of hotels assumed to be sold during the year.
(5)Non-comparable hotel results, net, includes the following items: (i) the results of operations of our non-comparable hotels, which operations are included in our condensed consolidated statements of operations as continuing operations, and (ii) gains on business interruption proceeds covering lost revenues while the property was considered non-comparable. The following property is expected to be non-comparable for full year 2026:
•The Don CeSar (business disruption due to Hurricane Helene resulting in closure of the hotel beginning at the end of September 2024, reopened in March 2025)
(6)    Includes revenues and costs, including marketing and administrative expenses of approximately $6 million, related to the development and sale of condominium units adjacent to the Four Seasons Resort Orlando at Walt Disney World® Resort.

HOST HOTELS & RESORTS, INC.
Notes to Financial Information
FORECASTS
Our forecast of net income, earnings per diluted share, NAREIT and Adjusted FFO per diluted share, EBITDA, EBITDAre, Adjusted EBITDAre and comparable hotel results are forward-looking statements and are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause actual results and performance to differ materially from those expressed or implied by these forecasts. Although we believe the expectations reflected in the forecasts are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that the results will not be materially different. Risks that may affect these assumptions and forecasts include the following: potential changes in overall economic outlook make it inherently difficult to forecast the level of RevPAR, earnings and profitability; the amount and timing of debt payments may change significantly based on market conditions, which will directly affect the level of interest expense and net income; the amount and timing of transactions involving shares of our common stock may change based on market conditions; and other risks and uncertainties associated with our business described herein and in our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC.
COMPARABLE HOTEL OPERATING STATISTICS AND RESULTS
To facilitate a year-to-year comparison of our operations, we present certain operating statistics (i.e., Total RevPAR, RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses, hotel EBITDA and associated margins) for the periods included in our reports on a comparable hotel basis in order to enable our investors to better evaluate our operating performance. We define our comparable hotels as those that: (i) are owned or leased by us as of the reporting date and are not classified as held-for-sale; and (ii) have not sustained substantial property damage or business interruption, or undergone large-scale capital projects, in each case requiring closures lasting one month or longer (as further defined below), during the reporting periods being compared.
We make adjustments to include recent acquisitions to include results for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results. Additionally, operating results of hotels that we sell are excluded from the comparable hotel set once the transaction has closed or the hotel is classified as held-for-sale.
The hotel business is capital-intensive and renovations are a regular part of the business. Generally, hotels under renovation remain comparable hotels. A large-scale capital project would cause a hotel to be excluded from our comparable hotel set if it requires the entire property to be closed to hotel guests for one month or longer.
Similarly, hotels are excluded from our comparable hotel set from the date that they sustain substantial property damage or business interruption if it requires the property to be closed to hotel guests for one month or longer. In each case, these hotels are returned to the comparable hotel set when the operations of the hotel have been included in our consolidated results for one full calendar year after the hotel has reopened. Often, related to events that cause property damage and the closure of a hotel, we will collect business interruption insurance proceeds for the near-term loss of business. These proceeds are included in net gain on insurance settlements on our condensed consolidated statements of operations. Business interruption insurance gains covering lost revenues while the property was considered non-comparable also will be excluded from the comparable hotel results.
Of the 75 hotels that we owned as of June 30, 2026, 74 have been classified as comparable hotels. The operating results of the following properties that we owned as of June 30, 2026 are excluded from comparable hotel results for these periods:
•The Don CeSar (business disruption due to Hurricane Helene resulting in closure of the hotel beginning at the end of September 2024, reopened in March 2025); and
•Operations related to the development and sale of condominium units on a development parcel adjacent to the Four Seasons Resort Orlando at Walt Disney World® Resort.
FOREIGN CURRENCY TRANSLATION
Operating results denominated in foreign currencies are translated using the prevailing exchange rates on the date of the transaction, or monthly based on the weighted average exchange rate for the period. Therefore, hotel statistics and results for non-U.S. properties include the effect of currency fluctuations, consistent with our financial statement presentation.
NON-GAAP FINANCIAL MEASURES
Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO and FFO per diluted share (both NAREIT and Adjusted), (ii) EBITDA, both at the hotel level and company-wide, (iii) EBITDAre and Adjusted EBITDAre, and (iv) Comparable Hotel Operating Statistics and Results. The following discussion defines these measures and presents why we believe they are useful supplemental measures of our performance.
NAREIT FFO AND NAREIT FFO PER DILUTED SHARE
We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period, in accordance with NAREIT guidelines. As noted in NAREIT’s Funds From Operations White Paper – 2018 Restatement, NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding depreciation and amortization related to certain real estate assets, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment expense of certain real estate assets and investments and adjustments for consolidated partially owned entities and unconsolidated affiliates. Adjustments for consolidated partially owned entities and unconsolidated affiliates are calculated to reflect our pro rata share of the FFO of those entities on the same basis.
We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of diluted earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairment expense and gains and losses from sales of depreciable real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its Funds From Operations White Paper – 2018 Restatement, the primary purpose for including FFO as a supplemental measure of operating performance of a REIT is to address the artificial nature of historical cost depreciation and amortization of real estate and real estate-related assets mandated by GAAP. For these reasons, NAREIT adopted the FFO metric in order to promote a uniform industry-wide measure of REIT operating performance.
Adjusted FFO per Diluted Share
We also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of diluted earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s understanding of our operating performance. We adjust NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:
•Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of the write-off of deferred financing costs from the original issuance of the debt being redeemed or retired and incremental interest expense incurred during the refinancing period. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.
•Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.
•Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider to be outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.
•Severance Expense – In certain circumstances, we will add back hotel-level severance expenses when we do not believe that such expenses are reflective of the ongoing operation of our properties. Situations that would result in a severance add-back include, but are not limited to, (i) costs incurred as part of a broad-based reconfiguration of the operating model with the specific hotel operator for a portfolio of hotels and (ii) costs incurred at a specific hotel due to a broad-based and significant reconfiguration of a hotel and/or its workforce. We do not add back corporate-level severance costs or severance costs at an individual hotel that we consider to be incurred in the normal course of business.
•Non-Cash Stock-Based Compensation - We exclude the expense recorded for non-cash stock-based compensation, as it represents a non-cash transaction and the add back is consistent with the calculation of Adjusted EBITDA for our financial covenant ratios under our credit facility and senior notes indentures and consistent with the presentation of Adjusted FFO per diluted share for the majority of other lodging REIT filers.
In unusual circumstances, we also may adjust NAREIT FFO for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in 2017, as a result of the reduction of the U.S. federal corporate income tax rate from 35% to 21% by the Tax Cuts and Jobs Act, we remeasured our domestic deferred tax assets as of December 31, 2017 and recorded a one-time adjustment to reduce our deferred tax assets and to increase the provision for income taxes by approximately $11 million. We do not consider this adjustment to be reflective of our ongoing operating performance and, therefore, we excluded this item from Adjusted FFO.

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
EBITDA
Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners that are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, it is widely used by management in the annual budget process and for our compensation programs.
EBITDAre and Adjusted EBITDAre
We present EBITDAre in accordance with NAREIT guidelines, as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate,” to provide an additional performance measure to facilitate the evaluation and comparison of the Company’s results with other REITs. NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) excluding interest expense, income tax, depreciation and amortization, gains or losses on disposition of depreciated property (including gains or losses on change of control), impairment expense for depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustments to reflect the entity’s pro rata share of EBITDAre of unconsolidated affiliates.
We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. We believe that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s understanding of our operating performance. Adjusted EBITDAre also is similar to the measure used to calculate certain credit ratios for our credit facility and senior notes. We adjust EBITDAre for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDAre:
•Property Insurance Gains and Property Damage Losses – We exclude the effect of property insurance gains reflected in our condensed consolidated statements of operations because we believe that including them in Adjusted EBITDAre is not consistent with reflecting the ongoing performance of our assets. In addition, property insurance gains could be less important to investors given that the depreciated asset book value written off in connection with the calculation of the property insurance gain often does not reflect the market value of real estate assets. Similarly, losses from property damage or remediation costs that are not covered through insurance are excluded.
•Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.
•Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider to be outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.
•Severance Expense – In certain circumstances, we will add back hotel-level severance expenses when we do not believe that such expenses are reflective of the ongoing operation of our properties. Situations that would result in a severance add-back include, but are not limited to, (i) costs incurred as part of a broad-based reconfiguration of the operating model with the specific hotel operator for a portfolio of hotels and (ii) costs incurred at a specific hotel due to a broad-based and significant reconfiguration of a hotel and/or its workforce. We do not add back corporate-level severance costs or severance costs at an individual hotel that we consider to be incurred in the normal course of business.
•Non-Cash Stock-Based Compensation - We exclude the expense recorded for non-cash stock-based compensation, as it represents a non-cash transaction and the add back is consistent with the calculation of Adjusted EBITDA for our financial covenant ratios under our credit facility and senior notes indentures and consistent with the presentation of Adjusted EBITDAre for the majority of other lodging REIT filers.
In unusual circumstances, we also may adjust EBITDAre for gains or losses that management believes are not representative of the Company’s current operating performance. The last adjustment of this nature was a 2013 exclusion of a gain from an eminent domain claim.
Limitations on the Use of NAREIT FFO per Diluted Share, Adjusted FFO per Diluted Share, EBITDA, EBITDAre and Adjusted EBITDAre
We calculate EBITDAre and NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies that do not use the NAREIT definition of EBITDAre and FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although EBITDAre and FFO per diluted share are useful measures when comparing our results to other REITs, they may not be helpful to investors when comparing us to non-REITs.

HOST HOTELS & RESORTS, INC.
Notes to Financial Information (cont.)
We also calculate Adjusted FFO per diluted share and Adjusted EBITDAre, which measures are not in accordance with NAREIT guidance and may not be comparable to measures calculated by other REITs or by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA, EBITDAre and Adjusted EBITDAre purposes only), severance expense related to significant property-level reconfiguration and other items have been, and will be, made and are not reflected in the EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and consolidated statements of cash flows in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share, Adjusted FFO per diluted share, EBITDA, EBITDAre and Adjusted EBITDAre should not be considered as measures of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted share and Adjusted FFO per diluted share do not measure, and should not be used as measures of, amounts that accrue directly to stockholders’ benefit.
Similarly, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of our equity investments, and NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of non-controlling partners in consolidated partnerships. Our equity investments consist of interests ranging from 11% to 67% in seven domestic partnerships that own a total of 120 properties and a vacation ownership development. Due to the voting rights of the outside owners, we do not control and, therefore, do not consolidate these entities. The non-controlling partners in consolidated partnerships primarily consist of the approximate 1% interest in Host LP held by unaffiliated limited partners and a 15% interest held by an unaffiliated limited partner in a partnership owning one hotel for which we do control the entity and, therefore, consolidate its operations. These pro rata results for NAREIT FFO and Adjusted FFO per diluted share, EBITDAre and Adjusted EBITDAre were calculated as set forth in the definitions above. Readers should be cautioned that the pro rata results presented in these measures for consolidated partnerships (for NAREIT FFO and Adjusted FFO per diluted share) and equity investments may not accurately depict the legal and economic implications of our investments in these entities.
Comparable Hotel Property Level Operating Results
We present certain operating results for our hotels, such as hotel revenues, expenses, food and beverage profit, and EBITDA (and the related margins), on a comparable hotel, or "same store," basis as supplemental information for our investors. Our comparable hotel results present operating results for our hotels without giving effect to dispositions or properties that experienced closures due to renovations or property damage, as discussed in “Comparable Hotel Operating Statistics and Results” above. We present comparable hotel EBITDA to help us and our investors evaluate the ongoing operating performance of our comparable hotels after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization expense). Corporate-level costs and expenses also are removed to arrive at property-level results. We believe these property-level results provide investors with supplemental information about the ongoing operating performance of our comparable hotels. Comparable hotel results are presented both by location and for the Company’s properties in the aggregate. We eliminate from our comparable hotel level operating results severance costs related to broad-based and significant property-level reconfiguration that is not considered to be within the normal course of business, as we believe this elimination provides useful supplemental information that is beneficial to an investor’s understanding of our ongoing operating performance. We also eliminate depreciation and amortization expense because, even though depreciation and amortization expense are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values historically have risen or fallen with market conditions, many real estate industry investors have considered presentation of historical cost accounting for operating results to be insufficient.
Because of the elimination of corporate-level costs and expenses, gains or losses on disposition, certain severance expenses and depreciation and amortization expense, the comparable hotel operating results we present do not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our condensed consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.
We present these hotel operating results on a comparable hotel basis because we believe that doing so provides investors and management with useful information for evaluating the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at comparable hotels (which represent the vast majority of our portfolio) or from other factors. While management believes that presentation of comparable hotel results is a supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or to assess the operating performance of each of our hotels, as these decisions are based on data for individual hotels and are not based on comparable hotel results in the aggregate. For these reasons, we believe comparable hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.